EXHIBIT (d)(51)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
WELLINGTON MANAGEMENT COMPANY, LLP

THIS AMENDMENT is made as of March 22, 2011 to the Investment Sub-Advisory Agreement dated as of June 19, 2007, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Wellington Management Company, LLP (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule B. Schedule B to the Investment Sub-Advisory Agreement is hereby deleted in its entirety and replaced as follows:

PORTFOLIO	SUB-ADVISER COMPENSATION*

Transamerica Partners Large Growth Portfolio**	First $2 billion	0.28%
	Over $2 billion up to $5 billion	0.25%
	Over $5 billion	0.225%

*

As a percentage of average daily net assets on an annual basis. TAM shall pay the Sub-Adviser, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth above. The average daily net assets shall in all cases be based on calendar days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the then-current Prospectus or as may be determined by the Board.

**

The average daily net assets for the purposes of calculating sub-advisory fees will be determined on a combined basis with Transamerica WMC Diversified Growth, Transamerica WMC Diversified Growth VP, Transamerica WMC Diversified Growth II VP, Transamerica WMC Diversified Equity, Transamerica WMC Diversified Equity VP and the portion of the assets of Transamerica Partners Large Growth Portfolio that are sub-advised by Wellington Management Company, LLP.

In all other respects, the Sub-Advisory Agreement dated June 19, 2007, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of March 22, 2011.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples
Title: Senior Vice President

WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ Stephen Klar

Name:	Stephen Klar
Title: Senior Vice President